UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULES 13d-1(b), (c) AND (d) AND
              AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)(1)


                        American Soil Technologies, Inc.
                        --------------------------------
                                (Name of Issuer)


                                 Common Shares
                         ------------------------------
                         (Title of Class of Securities)


                                  02968P 10 0
                                 --------------
                                 (CUSIP Number)

                                 July 23, 2003
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [ ]   Rule 13d-1(b)
     [ ]   Rule 13d-1(c)
     [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
---------------------                                          -----------------
CUSIP NO. 02968P 10 0                                          Page 2 of 5 Pages
---------------------                                          -----------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Kathy & Ron Salestrom
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   USA
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     410,000
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    410,000
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   410,000
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   3.71%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                                  SCHEDULE 13G
---------------------                                          -----------------
CUSIP NO. 02968P 10 0                                          Page 3 of 5 Pages
---------------------                                          -----------------

ITEM 1. NAME OF ISSUER

     (a)  Name of Issuer:

          American Soil Technologies, Inc.

     (b)  Address of Issuer's Principal Executive Offices:

          215 N. Marengo Ave #110, Pasadena, CA  91101

ITEM 2. NAME OF PERSON FILING

     (a)  Name:

          Ron & Kathy Salestrom

     (b)  Address of Principal Business Office:

          4865 Leonard Circle, Garden City, KS  67846

     (c)  Citizenship:

          USA

     (d)  Title of Class of Securities:

          Common Stock

     (e)  CUSIP Number:

          02968P 10 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS. 240.13D-1(B) OR SS. 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     (a) [ ] Broker or dealer registered under Section 15 of the Act.
     (b) [ ] Bank as defined in section 3(a)(6) of the Act.
     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act.
     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940.
     (e) [ ] An investment adviser in accordance with ss.240.13(d)-1(b)(1)(ii)(E).
     (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).
     (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(ii)(G)
     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).
     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company
             Act of 1940.
     (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

                                  SCHEDULE 13G
---------------------                                          -----------------
CUSIP NO. 02968P 10 0                                          Page 4 of 5 Pages
---------------------                                          -----------------

ITEM 4. OWNERSHIP.

     (a)  Amount Beneficially Owned: 410,000

     (b)  Percent of Class: 3.71%

     (c)  Number of shares as to which the person has:

          (i)   sole power to vote of to direct the vote:

                0

          (ii)  shared power to vote or to direct the vote:

                410,000

          (iii) sole power to dispose or to direct the disposition of:

                0

          (iv)  shared power to dispose or to direct the disposition of:

                410,000

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBER OF THE GROUP

     Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

     Not Applicable.

ITEM 10. CERTIFICATION

     Not Applicable.

                                  SCHEDULE 13G
--------------------                                           -----------------
CUSIP NO.                                                      Page 5 of 5 Pages
--------------------                                           -----------------

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: 8/13/03                       By: /s/ Ron Salestrom & /s/ Kathy Salestrom
                                        ----------------------------------------
                                        Husband & Wife
                                        Name/Title